UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒      Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RCG ENTERPRISE, LTD
PARCHE, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
MARK MITCHELL
MICHAEL CAPORALE, JR.
LEE MEYER
YEVGENY V. RUZHITSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

Item 1: On December 28, 2007, Ramius Capital sent the following communication by electronic mail to Glass, Lewis & Co.:

Dear Katy and Bob,

Please find attached a copy of the institutional presentation we filed with the SEC yesterday afternoon concerning our solicitation of proxies in support of the election of Mike Caporale and Lee Meyer to the Board of Directors of A. Schulman on January 10, 2008.

I realize that you did not have a chance to review the institutional presentation before you issued your Proxy Paper due to the extremely short solicitation period the current Schulman Board has imposed on the shareholders.  As a result, a few important things from the presentation stand out that we would greatly appreciate if you would now consider.  We strongly believe that if you had had the opportunity to review this key additional information from our presentation, then you may have concluded that a recommendation of the election of Mike Caporale, as well as Lee Meyer, is in the best interest of your clients.   If after reviewing this additional information you happen to agree, we urge that you issue an update to the Proxy Paper, revising your recommendation to include the election of Mike Caporale as well as Lee Meyer.

On page 8 of the Proxy Paper you note that we have demonstrated that SHLM is not performing well, but "...the Dissident has failed to present a substantive plan for improvement, other than advocating a sale of the Company."

As you will see from the presentation, our nominees are not advocating the sale of the Company; rather they are advocating a fair, thorough review of all strategic alternatives.  That is why Ramius nominated two outstanding nominees with significant, relevant industry and board-level experience - to ensure a thorough and fair review of all strategic alternatives; and to make a meaningful contribution to developing and executing a strategic plan to build shareholder value if the review process does not recommend the sale of the entire company.

With respect to a substantive plan for improvement, in addition to a fair, thorough strategic review, Mike and Lee have set out on pages 21 through 23 of the presentation specific issues of concern the Board needs to examine immediately after their election.

In addition, on pages 6 and 7 of the Proxy Paper you reference the settlements reached by the Company in 2006 and 2007.  However, as detailed on 10 and 11 of our presentation, there was yet another settlement in 2005 that the Company did not live up to.

The Company's failures to live up to the terms of two prior settlement agreements and its recent statements and actions detailed on pages 13 through 15 of the presentation cause us to doubt it will live up to the terms of this most recent settlement agreement.  Given this poor track record of living up to its commitments to shareholders, we believe it is essential that both of our nominees are elected to the Board to ensure there is critical mass of directors pushing for a fair and thorough strategic review and the development and oversight of a strategic plan designed to build shareholder value, in the event the Company is not sold in its entirety as a result of the strategic review.

It has taken three threatened proxy fights and two busted settlement agreements to get to this point.  It is clear that the current Board is not functioning well in responding to the shareholders' interests.  More truly independent Board members committed to the best interests of the shareholders are essential if the shareholders are to be truly served.

Please note that our proxy card provides that for shares voted on our card, our proxies will vote for the election of two independent nominees on management's slate: Jim Mitarotonda and Stanley Silverman.  Mr. Silverman is a new nominee originally proposed by Barington Capital Group, Jim Mitarotonda's firm.

We will not vote such shares for the election of Mr. Karman, a twelve-year veteran of the Board who has served throughout the period of deteriorating performance and failures to live up to commitments to shareholders, nor Mr. Gingo, the recently appointed CEO.  As we note on page 25 of the presentation, however, we would support the appointment of Mr. Gingo, as CEO, to a newly created seat after the Annual Meeting.  We do not believe, however, that he should be named Chairman, nor that he should serve on the Special Committee, Compensation Committee or the Nominating and Corporate Governance Committee.

We believe that this structure affords the opportunity to elect a critical mass of independent directors committed to serving the interests of the shareholders.

We appreciate your recommendation that your clients vote for Lee Meyer.  If the additional  information from our presentation changes your analysis or position with regard to the issues in this contested election,  we urge you to revise your recommendation to include the election of Mike Caporale in addition to Lee Meyer. In our view, the interests of your clients will be far better served with two new independent directors, given SHLM's poor track record in living up to its commitments to its shareholders

If you have any questions, or would like to discuss this further, please call or e-mail me.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On December 19, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company (“Starboard Value”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Mark Mitchell (“Mr. Mitchell”), Michael Caporale, Jr. (“Mr. Caporale Jr.”), Lee Meyer (“Mr. Meyer”) and Yevgeny V. Ruzhitsky (“Mr. Ruzhitsky”) (collectively, the “Participants”).  As of December 26, 2007, Starboard beneficially owns 998,073 shares of Common Stock of the Company, Starboard Value beneficially owns 736,984 shares of Common Stock of the Company and Parche beneficially owns 327,738 shares of Common Stock of the Company.  As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 327,738 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of each of Parche and Starboard Value, RCG Starboard Advisors is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the managing member of Ramius Capital, C4S is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Messrs. Cohen, Stark, Strauss and Solomon is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company to the extent of their respective pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky each disclaim beneficial ownership of the shares of Common Stock of the Company that they do not directly own.

Contact:
Media & Stockholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080